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                                                                     Exhibit 3.3
                                                                     -----------

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TUESDAY MORNING CORPORATION

         Pursuant to the provisions of Section 242 of the General Corporate Law of the State of Delaware, Tuesday Morning Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation has adopted a resolution setting forth and declaring advisable that Article Four of the Certificate of Incorporation of the Corporation be amended so that text following the caption "AUTHORIZED SHARES" be amended to read in its entirety as follows:

         AUTHORIZED SHARES.
         ------------------

                  The total number of shares of capital stock which the Corporation has authority to issue is 101,152,500 shares, consisting of:

                  (1) 1,000,000 shares of Senior Exchangeable Preferred Stock, par value $.01 per share ("Senior Exchangeable
                                                             -------------------
                           Preferred");
                           ---------

                  (2) 150,000 shares of Series B-1 Cumulative Junior Redeemable Preferred Stock, par value $.01 per share ("Series B-1 Preferred");
                             --------------------

                  (3) 2,500 shares of Series B-2 Cumulative Junior Perpetual Preferred Stock, par value $.01 per share ("Series B-2 Preferred"); and
                             --------------------

                  (4) 100,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").
                                       ------------

The Series B-1 Preferred and the Series B-2 Preferred are herein collectively referred to as the "Series B Preferred." The Senior Exchangeable Preferred and
                    ------------------
Series B Preferred are herein collectively referred to as the "Preferred Stock."
                                                               ---------------
Certain other capitalized terms used herein are defined in Section 8 of Paragraph B hereof.
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The portions of Article IV set forth under "A. SENIOR EXCHANGEABLE PREFERRED
STOCK", "B. SERIES B PREFERRED STOCK" and "C. COMMON STOCK" shall not be amended or otherwise affected by this Certificate of Amendment.

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders owning at least a majority of the outstanding shares of common stock executed a written consent to approve the Certificate of Amendment pursuant to Section 228 of the General Corporation Law of the State of Delaware. No other class of stockholders was entitled to vote on the Certificate of Amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Certificate of Incorporation to be executed this 25th day of March, 1999.

                                           TUESDAY MORNING CORPORATION


                                           By:  /s/ Jerry M. Smith
                                                --------------------------------
                                                Jerry M. Smith
                                                President

ATTEST:


/s/ Mark E. Jarvis
-------------------------
Mark E. Jarvis
Secretary

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